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                                                                    Exhibit 99.1


Dyax Corp. (ticker: DYAX, exchange: NASDAQ) News Release - 3/14/2003

DYAX ANNOUNCES SALE OF COMMON STOCK

CAMBRIDGE, Mass., Mar 14, 2003 (BUSINESS WIRE) -- Dyax Corp. (Nasdaq:DYAX) announced today that it has entered into agreements to sell 4,721,625 shares of its common stock to selected institutional and other accredited investors at $1.86 per share. The offering was priced at 10% above the average closing price of Dyax traded shares for the preceding five days.

The proceeds of the financing will be used for general corporate purposes, including funding Dyax's ongoing clinical trials and operations. The offering was led by Lancet Capital and Federated Kaufman Fund. Pacific Growth Equities, LLC acted as exclusive placement agent for the securities sold in this transaction. The shares in this offering are being issued under a shelf registration statement filed with and declared effective by the Securities and Exchange Commission.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities.

Dyax Corp.

Dyax Corp. is a biopharmaceutical company focused on the discovery, development and commercialization of therapeutic products. The Company uses its patented phage display technology to rapidly identify a broad range of recombinant protein, peptide, and fully human monoclonal antibody compounds that bind with high affinity and specificity to targets of interest, with the objective of selecting those compounds with the greatest potential for advancement into clinical development. Dyax currently has two recombinant proteins in phase II clinical trials. DX-88 is being studied for the treatment of hereditary angioedema and for use during cardiopulmonary bypass surgery, while DX-890 is being studied for the treatment of cystic fibrosis. Dyax leverages its technology broadly through revenue generating licenses and collaborations in therapeutics and in non-core areas of affinity separations, diagnostic imaging, and research reagents. Through its subsidiary, Biotage, Inc., Dyax develops, manufactures and sells chromatography separations systems and products to pharmaceutical companies worldwide for drug discovery and purification. For more information on Dyax Corp., please visit the Company's website at www.dyax.com.

Dyax and the Dyax logo are the registered trademarks of Dyax Corp.

CONTACT:
Dyax Corp.

Stephen S. Galliker, 617/250-5733
sgalliker@dyax.com
or
Dyax Corp.
Sondra Henrichon, 617/250-5839
shenrichon@dyax.com